                                                                   EXHIBIT 10(t)

             ASSIGNMENT OF EMPLOYMENT AGREEMENT AND MUTUAL RELEASE

  This Assignment of Employment Agreement and Mutual Release made and entered into this 6th day of February, 1995 between Trump's Castle Associates, its partners, officers, employees and agents ("Trump's Castle"), Trump Taj Mahal Associates ("Trump Taj") and Nicholas Niglio ("Employee"). (Trump's Castle, Trump Taj and Employee collectively referred to herein as the "Parties".)

  WITNESSETH:

  WHEREAS, Employee and Trump's Castle entered into an Employment Agreement dated October 4, 1993 ("Agreement") for employment as Executive Vice President at Trump's Castle Casino Resort; and

  WHEREAS, the Parties now desire to assign the Agreement to Trump Taj and release Trump's Castle from its obligations thereunder,

  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, it is hereby agreed as follows:

1. The Parties hereby agree that the Agreement shall be assigned by Trump's Castle to Trump Taj effective February 6, 1995. Trump Taj shall assume all obligations and liabilities thereunder, with the following changes:

     a. Employee shall be assigned the duties of Vice President, International Marketing at Trump Taj subject to reassignment as provided for in paragraph one of the Agreement.

     b. Paragraph 2.b., 2.c., 2.d., and 2.e. of the Agreement shall no longer be in effect and Employee waives any and all rights thereunder in consideration of the payments being made pursuant to paragraph 3 hereof and monies being held in escrow pursuant to paragraph 4 hereof. Employee shall be eligible for an annual bonus, if any, at the sole discretion of the management of Trump Taj.

     c. Employee acknowledges that Trump Taj has no employee profit sharing plan and waives any and all rights pursuant to paragraph 2.e. of the Agreement.

Page Two

     d. Paragraph 14 of the Agreement shall be modified in that the second sentence of that subparagraph shall read as follows: In either such event, Trump Taj shall pay and you shall accept in satisfaction of all obligations and liabilities hereunder, an amount equal to the lesser of three (3) months or the number of months then remaining in this Agreement at your then current base salary as defined in paragraph 2.a. of the Agreement.

     e. To the extent that the Agreement refers to Trump's Castle, it is understood and agreed to by Employee that the Agreement shall be deemed to refer to Trump Taj. Accordingly, by way of example and not by way of limitation, Employee's entitlement to participate in Trump's Castle's employee's insurance program pursuant to paragraph 4 of the Agreement and Trump's Castle's executive benefit program pursuant to paragraph 5 of the Agreement shall be deemed to refer to such programs at Trump Taj to the extent same exist. To the extent same do not exist at Trump Taj, Employee waives any and all rights to participate therein. Employee acknowledges that as a Vice President at Trump Taj, he will receive a car allowance of $500 per month.

2. Employee shall continue to be bound by the terms and conditions of the Agreement.

3. Trump's Castle agrees to pay Employee the sum of Thirty-Three Thousand Three Hundred and Thirty-Five ($33,335) Dollars upon execution of this Mutual Release. This amount represents two-thirds of the bonus amount which would next be due to be paid to Employee under paragraph 2.d. of the Agreement. Employee accepts this sum as full and final payment of any sums which would have been owed him pursuant to paragraph 2.d. of the Agreement.

4. Trump's Castle agrees to hold in escrow the sum of Sixty-Two Thousand Eight Hundred Forty-Two Dollars and Fifty-Two Cents ($62,842.52). This escrowed amount shall be paid over to the Employee in the event that Trump Taj chooses to exercise its option to terminate the Agreement under paragraph 14 thereof, but not during any extensions beyond the Agreement's current term.

5. Trump's Castle agrees to reimburse Employee's cost for health insurance coverage under COBRA for four (4) months or until Employee is covered by the Trump Taj employee health insurance plan, whichever occurs first.

Page Three

6. Trump's Castle and Employee agree to release each other from all of the obligations and liabilities contained in the Agreement.

7. Trump's Castle and Employee also expressly waive any claims that they may have against each other with respect to the Agreement and the obligations and responsibilities arising therefrom.

8. Employee agrees to indemnify and hold harmless Trump's Castle from and against any and all claims or demands by third parties arising from his employment as Executive Vice President during the term of the Agreement.

9. Trump's Castle agrees to indemnify and hold harmless Trump Taj from and against any and all claims or demands made by Employee or any third party relating to any act or omission occurring prior to this Assignment of Employment Agreement and Mutual Release or relating to the failure of Trump's Castle to perform its obligations hereunder.

10. This Agreement shall be binding upon and shall inure to the benefits of the Parties hereto and their permitted successors and assigns.

  IN WITNESS WHEREOF, the Parties have executed this Assignment of Employment Agreement and Mutual Release by persons duly authorized to do so on the day and year first above written.


                                        TRUMP'S CASTLE ASSOCIATES

                                        /s/ Roger P. Wagner
                                        ---------------------------------
                                        Roger P. Wagner
                                        President/Chief Operating Officer


                                        TRUMP TAJ MAHAL ASSOCIATES
                                        d/b/a TRUMP TAJ MAHAL CASINO RESORT

                                        /s/ Dennis C. Gomes
                                        ----------------------------------
                                        Dennis C. Gomes
                                        President/Chief Operating Officer


                                        EMPLOYEE

                                        /s/ Nicholas Niglio
                                        ----------------------------------
                                        Nicholas Niglio

                          [ TRUMP CASTLE LETTERHEAD ]




October 4, 1993



Mr. Nicholas Niglio

Dear Mr. Niglio:

This letter will serve to confirm our understanding and agreement pursuant to which Trump's Castle Associaates ("TCA") has agreed to employ you, and you have agreed to be employed by TCA commencing October 11, 1993 and expiring December 31, 1996 ("Expiration Date"), unless terminated earlier by TCA pursuant to Paragraphs 13 or 14 hereof:

 1. You shall be employed by TCA in the capacity of Executive Vice President (pending approval of the New Jersey Casino Control Commission) with those areas of responsibility set forth in Exhibit "A" hereto or in such other position as determined solely by TCA to perform such duties as are commonly attendant upon such office and such further duties as may be specified, from time to time, by TCA. You shall also perform any other duties with respect to any other projects within TCA or its related companies in this or any other jurisdictions as the Chief Executive Officer of TCA may determine.

 2. a. During the term of this Agreement, you shall be paid an annual basis salary at the rate of Two Hundred Fifty
     Thousand ($250,000) Dollars per annum, payable periodically in accordance with TCA's regular payroll practices.

     b. Upon the commencement of your employment with TCA, you shall receive a payment in the amount of One Hundred Thousand ($100,000) Dollars as compensation for stock rights with your current employer that you will not be entitled to exercise.

     c. Following the first six (6) months of your employment with TCA, you shall receive a bonus in the amount of Fifty Thousand ($50,000) Dollars.

October 4, 1993
Mr. Nicholas Niglio
Page Two


     d. Every six (6) months thereafter during the term of your employment with TCA, you shall receive a bonus in the amount of Fifty Thousand ($50,000) Dollars.

     e. During the term of your employment, you shall be entitled to participate in TCA's management profit sharing plan only to the extent that such plan would entitle you to receive payments in excess of the combined One Hundred Thousand ($100,000) annual bonuses to be paid to you pursuant to subparagraphs c and d above.

3. On the first anniversary of your employment with TCA and on all subsequent anniversary dates, your annual salary will be reviewed in accordance with TCA's regular policies therefor. Any increase of your annual salary shall be in TCA's sole and absolute discretion.

4. You shall be afforded coverage under TCA's employee insurance programs in such form and at such levels as TCA, in its sole and absolute discretion, may hereafter elect to provide for similarly situated executives.

5. a. You shall be entitled to participate in TCA's executive benefit programs in such form and at such levels as TCA, in its sole and absolute discretion, may hereafter elect to provide similarly situated executives. TCA will reimburse you for all health insurance benefits covered by COBRA during your first ninety (90) days of employment.

     b. You shall, in addition to monetary compensation, receive a car allowance of Eight Hundred Fifty ($850) Dollars per month.

     c. You shall also have free use of hotel valet and laundry services and executive comping privileges at such levels, if any, as TCA in its sole and absolute discretion, shall establish from time to time for similarly situated executives.

6. You agree that until the Expiration Date and/or so long as TCA continues to pay your salary as provided herein, shall not accept employment, either as an employee, consultant or independent contractor, for or on behalf of any other casino hotel located in Atlantic City, New Jersey. You acknowledge and agree that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same is necessary to protect the legitimate interests of TCA, imposes no undue hardship on you and is not injurious to the public.

October 4, l993
Mr. Nicholas Niglio
Page Three

 7. You hereby agree that throughout the term of this Agreement you shall devote your full time, attention and efforts to TCA's business and shall not, directly or indirectly, work for, consult with or otherwise engage in any other activities of a business nature for any other person or entity, without TCA's prior written consent. You will promptly communicate to TCA, in writing when requested, all marketing strategies, technical designs and concepts, and other ideas pertaining to TCA's business which are conceived or developed by you, alone or with others, at any time (during or after business hours) while you are employed by TCA. You acknowledge that all of those ideas will be TCA's exclusive property. You agree to sign any documents which TCA deems necessary to confirm its ownership of those ideas, and you agree to otherwise cooperate with TCA in order to allow TCA to take full advantage of those ideas.

  8. You acknowledge that you have access to information which is proprietary and confidential to TCA. This information includes, but is not limited to,
     (1) the identity of customers and prospects, (2) names, addresses and telephone numbers of individual contacts, (3) pricing policies, marketing strategies, product strategies and methods of operation, and (4) expansion plans, management policies and other business strategies and policies.
     You acknowledge and understand that this information must be maintained in strict confidence in order for TCA to protect its business and its competitive position in the marketplace. Accordingly, both during and after termination your employment, you agree that you will not disclose any of this information for any purpose or remove materials containing this information from TCA's premises. Upon termination of your employment, you will immediately return to TCA all correspondence files, business card files, customer and prospect lists, price books, technical data, notes and other materials which contain any of this information, and you will not retain copies of those materials.

  9. You also agree that for a period of ninety (90) days after termination of your employment, you will not solicit or contact, directly or through any other Atlantic City casino, any customers whom you have developed or continued to develop during your tenure with TCA.

 10. You represent to TCA that there are no restrictions or agreements to which you are a party which would be violated by our execution of this Agreement and your employment hereunder.

October 4, l993
Mr. Nicholas Niglio
Page Four


11. You hereby agree to comply with all of the rules, regulations, policies and/or procedures adopted by TCA during the term of this Agreement, as well as all applicable state, federal and local laws, regulations and ordinances.

12. You hereby represent that you presently hold the New Jersey Casino Control Commission license required in connection with your employment hereunder and will take appropriate steps to renew said license in a timely manner.

13. You hereby understand and acknowledge that TCA may terminate this Agreement in the event your Casino Control Commission license is terminated and/or suspended or revoked by the Commission or if you shall commit an act constituting "Cause", which is defined to mean the following: a breach by you of any of the provisions of this Agreement or any employee conduct rules; an act of dishonesty; the delilberate and intentional refusal by you to perform your duties hereunder; alcohol or drug addiction; your disabilty, which is defined to be any condition prohibiting you from performing your duties hereunder for a period in excess of thirty (30) days, or your death. In the event of a termination pursuant to this paragraph, TCA shall pay to you your salary earned to the date of termination and shall have no further liability or obligation to you under this Agreement.

14. You hereby also understand and acknowledge that, notwithstanding any other provision hereof, TCA may terminate this Agreement or, following the Expiration Date, may terminate your employment, for any or no cause in its sole discretion immediately upon notice to you. In either such event, TCA shall pay and you shall accept in satisfaction of all obligations and liabilities hereunder, an amount equal to the lesser of six (6) months or the number of months then remaining in this Agreement at your then current salary. You shall, in such event, execute any and all release documents requested by TCA, and, failing such, this amount shall not be paid to you.

15. You hereby also understand and acknowledge that, notwithstanding any other provision hereof, TCA may terminate this Agreement for no cause in its sole discretion immediately upon notice to you. In such event, TCA shall

October 4, 1993
Mr. Nicholas Niglio
Page Five


    offer you in satisfaction of all obligations and liabilities arising out of your employment relationship with TCA, an amount equal to the lesser of six
    (6) months or the number of months remaining in this Agreement at your then current salary. You shall, in such event, execute any and all release documents requested by TCA as a condition precedent to receiving such payment.

16. TCA shall indemnify, defend and hold you harmless, including the payment of reasonable attorney fees, if TCA does not directly provide your defense, from and against any and all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron or member of the general public with respect to any claim which asserts as a basis, any acts, omissions or other circumstances involving the performance of your employment duties hereunder unless such claim is based upon your gross negligence or any willful and/or wanton act.

17. You represent that you are a citizen of the United States or that you possess the proper visa and/or work permits necessary to perform your functions hereunder.

18. You acknowledge that it would be extremely difficult to measure the damages that might result from any breach by you of your promises in Sections 6, 7 and 8 of this Agreement and that a breach may cause irreparable injury to TCA which could not be compensated by money damages. Accordingly, TCA will be entitled to enforce this Agreement by obtaining a court order prohibiting you (and any others involved) from breaching this Agreement. If a court decides that any part of this agreement is too broad, the court may limit that part and enforce it as limited.

19. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and in any lawsuit involving this Agreement, you consent to the jurisdiction and venue of any state or federal court located in New Jersey. This Agreement represents the entire agreement between the parties and may not be modified or amended without the written agreement of both parties. This Agreement supersedes all other agreements between the parties.

October 4, 1993
Mr. Nicholas Niglio
Page Six


   If the foregoing correctly sets forth our understanding, kindly sign and return to me the duplicated copy of this letter enclosed herewith.


Very truly yours,

TRUMP'S CASTLE ASSOCIATES
LIMITED PARTNERSHIP

                                             Agreed & Consented to:

By: /s/ Roger P. Wagner                       /s/ Nicholas Niglio
   -----------------------                   -------------------------
        Roger P. Wager                            Nicholas Niglio
   President/Chief Operating Officer
                                             -------------------------
RMP:nk                                                  Date